Exhibit 99.1

FDA Accepts CorMedix, Inc.  Pivotal Phase 3 Study Protocol
Signs Business Collaboration in South Korea with Wonik Corporation
Second Quarter 2014 Conference Call Friday August 15th at 9:00 am

BRIDGEWATER, N.J., August 14, 2014 -- CorMedix Inc. (NYSE MKT: CRMD), a pharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of cardiorenal and infectious disease, today announced the U.S. Food and Drug Administration (FDA) has agreed with the design of our pivotal Phase III protocol for Neutrolin® in Hemodialysis patients, and the company plans to submit the IND for Neutrolin within the next 30 days. The FDA will then have 30 days to respond to the IND.  The pivotal Phase 3 randomized controlled trial (“RCT”) for Neutrolin is for use in hemodialysis patients with a central venous catheter.  The Phase 3 clinical trial will be a multi-center, randomized, controlled study conducted in the U.S. and Europe.  Dr. Michael Allon, Professor, Department of Medicine, Division of Nephrology, University of Alabama, Birmingham will be the Study Chair of the Neutrolin Phase 3 program.

In addition, CorMedix is pleased to announce strategic business collaboration with Wonik Corporation, a South Korean corporation with a strong medical device franchise within the Korean healthcare market.  Wonik has a strong medical franchise and we believe it is well positioned to market, sell and distribute Neutrolin for hemodialysis patients upon receipt of regulatory approval in Korea.

Randy Milby, Chief Executive Officer of CorMedix, stated, "I am very pleased to have signed a definitive agreement with an established commercial partner, Wonik Group in South Korea, a professional and growing healthcare company in one of the key markets in East Asia.  It will of course take some time to gain regulatory approval to market the product.”

“In addition, the acceptance of the Neutrolin pivotal Phase 3 clinical trial protocol is a major milestone which provides us with a clearly defined development and regulatory pathway for Neutrolin in the United States, and we would like to thank the FDA for its continued guidance throughout this process.

CorMedix will report second quarter 2014 financial results on Thursday, August 14, 2014. The Company will be hosting a conference call on August 15 at 9:00 a.m. ET to discuss the Company’s second quarter 2014 results.

In order to participate in the conference call, please call 1-866-866-1333 (U.S.), 1-404-260-1421 (outside the U.S.). All participants who dial in will need to give the operator the access code (5380924), first and last name, company name and caller ID.

Reference:  CorMedix.

About CorMedix Inc.

CorMedix Inc. is a commercial-stage pharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the prevention and treatment of cardiac, renal and infectious diseases. CorMedix's first commercial product in Germany is Neutrolin®, a catheter lock solution for the prevention of catheter related bloodstream infections and maintenance of catheter patency in tunneled, cuffed, central venous catheters used for vascular access in hemodialysis patients.  Please see the company's website at www.cormedix.com for additional information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or CorMedix's prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the cost, timing and results of  the planned Phase 3 trial for Neutrolin; obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix's product candidates, including marketing of Neutrolin® in countries other than Germany; the risks associated with the launch of Neutrolin® in new  markets; CorMedix's ability to enter into, execute upon and maintain collaborations with third parties for its development and marketing programs; CorMedix's ability to maintain its listing on the NYSE MKT; the risks and uncertainties associated with CorMedix's ability to manage its limited cash resources; the outcome of clinical trials of CorMedix's product candidates and whether they demonstrate these candidates' safety and effectiveness; CorMedix's dependence on its collaborations and its license relationships; achieving milestones under CorMedix's collaborations; obtaining additional financing to support CorMedix's research and development and clinical activities and operations; CorMedix's dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers, sales and marketing organizations, and consultants; and protecting the intellectual property developed by or licensed to CorMedix. These and other risks are described in greater detail in CorMedix's filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Contact:
Randy Milby
(908) 517-9489